                                                                      EXHIBIT 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
                    ----------------------------------------

                                DECEMBER 31, 2001
                                -----------------

SUPPLEMENTARY INFORMATION REQUIRED PURSUANT TO SECTION 9.4 OF THE PARTNERSHIP AGREEMENT (UNAUDITED)

1.  Statement of Cash Available for Distribution:

                                                                                   Year Ended            Three Months Ended
                                                                                December 31, 2001         December 31, 2001
                                                                             ------------------------ --------------------------
    Net Income                                                               $             816,000    $                 170,000
              Add:Depreciation and amortization charged to income
                  not affecting cash available for distribution                             188,000                      63,000
                  Minimum lease payments received, net of interest
                  income earned, on leases accounted for under the
                  financing method                                                           26,000                           -
                  Cash from reserves                                                        435,000                     392,000
                                                                             ----------------------   -------------------------

                  Cash Available for Distribution                            $            1,465,000   $                 625,000
                                                                             ======================   =========================
                  Distributions allocated to General Partners                $              117,000   $                  50,000
                                                                             ======================   =========================
                  Distributions allocated to Limited Partners                $            1,348,000   $                 575,000
                                                                             ======================   =========================


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 2001:

          Entity Receiving                                  Form of
            Compensation                                  Compensation                                Amount
    ------------------------------   -------------------------------------------------------    --------------------
    Winthrop
    Management LLC                   Property Management Fees                                   $           4,000

    General Partners                 Interest in Cash Available for Distribution                $          50,000

    Affiliates of the
    General Partner                  Interest in Cash Available for Distribution                $           3,000









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